AMERICAN CENTURY GROWTH FUNDS, INC.

ARTICLES OF AMENDMENT

AMERICAN CENTURY GROWTH FUNDS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(2) of the Maryland General Corporation Law, the Board of Directors of the Corporation has duly adopted resolutions authorizing renaming of duly established and allocated series of the Corporation's stock as follows:

Old Series Name	New Series Name
Legacy Multi Cap Fund	Adaptive All Cap Fund

THIRD: These Articles of Amendment shall become effective at 12:01 a.m. on September 7, 2016.

IN WITNESS WHEREOF, AMERICAN CENTURY GROWTH FUNDS, INC. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 11th day of August, 2016.

ATTEST:	AMERICAN CENTURY GROWTH FUNDS, INC.

/s/ Otis H. Cowan	By: /s/ Charles A. Etherington

Otis H. Cowan	Charles A. Etherington
Assistant Secretary	Senior Vice President

THE UNDERSIGNED SENIOR VICE PRESIDENT OF AMERICAN CENTURY GROWTH FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, as to all matters or facts required to be verified under oath, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, those matters and facts, are true in all material respects under the penalties of perjury.

Dated:August 11, 2016	By: /s/ Charles A. Etherington
Charles A. Etherington, Senior Vice President